BRASKEM


                                    EXHIBIT 4


                                   BRASKEM S.A
                C.N.P.J NO 42.150.391/0001-70 - NIRE 29300006939
           MINUTES OF THE 464TH MEETING OF THE BOARD OF ADMINISTRATION

                            HELD ON AUGUST 16TH, 2002



On the sixteenth day of the month of August of the year of two thousand and two, at 2:30 P.M, at the Company's headquarters, located on Rua Eteno, 1.561 - Complexo Petroquimico de Camacari, CEP. 42.810-000, Camacari, State of Bahia, was held the 464th (four hundred and sixty fourth) Administration Council's Meeting of BRASKEM S.A. (NEW NAME OF COPENE PETROQUIMICA DO NORDESTE S.A.), with the presence of the Members below signed. Absent, due to justifiable motives, Members Alberto da Fonseca Guimaraes and Luiz Fernando Cirne Lima, as well as their respective substitutes. Also absent Members Carlos Alberto de Meira Fontes and Sergio Ribeiro da Costa Werlang, who were substituted by their respective substitute. The Member Newton Sergio de Souza and Edmundo Jose Correia Aires accumulated the representation of Members Luiz Fernando Cirne Lima and Alberto da Fonseca Guimaraes, respectively, in accordance with representation letters sent to this Council. Also present, Directors Francisco Teixeira de Sa, Mauricio Roberto de Carvalho Ferro and Ruy Lemos Sampaio. Councilor Pedro Augusto Ribeiro Novis presided the meting and Mrs. Ana Patricia Soares Nogueira was the secretary. I) ORDER OF THE DAY: The only matter in the order of the day was put into discussion and vote, and the following deliberation was unanimously taken:
1) ALTERATION IN THE BOARD OF DIRECTORS - Due to the recent modifications in the macrostructure of the Company, the members of the Administration Council decided to remove Directors Francisco Teixeira de Sa and Ruy Lemos Sampaio and, in accordance with article 23, item "s" of the Company's Social Statute, elect in substitution, respectively, Mr, JOSE CARLOS GRUBISICH FILHO, Brazilian, married, chemical engineer, bearing Identity n(0) 7.893.279-8 SSP/SP, CPF n(0) 931.524.778-72, resident and domiciled in Sao Paulo - SP, on Avenida das Nacoes Unidas, n(0) 4.777, 3(0) andar, Alto de Pinheiros, CEP 05477-000, as DIRECTOR SUPERINTENDENT and PAUL ELIE ALTIT, Brazilian, born in London, married, industrial engineer, CPF/MF n(0) 667.368.977-34, Identity n(0) 4.172.718 IFP/RJ, resident and domiciled in Sao Paulo-SP, on Rua Quintana, 1012, apto 1608, CEP 045.609-001, as Director, having the latter assumed the attributions of Director of Investor Relations. After the approval of these alterations, the Board of Directors now has the following composition: JOSE CARLOS GRUBISICH FILHO, DIRECTOR SUPERINTENDENT; PAUL ELIE ALTIT, DIRECTOR OF INVESTOR RELATIONS; MAURICIO ROBERTO DE CARVALHO FERRO AND ROGERIO AFFONSO DE OLIVEIRA, DIRECTORS, all remaining in office until the Ordinary General Assembly examines the accounting for the 2003 fiscal year. In that opportunity were approved words of praise and thanks from all members of the Administration Council and from the Board of Directors that were at the meeting, as an acknowledgement to their expressive collaboration to the Company's administration and to the national petrochemical sector. The Directors now elected declare, in accordance with the contents of art. 37, item II, of Law n(0) 8.934, dated 11/18/94, written in accordance with Law n(0) 10.194, dated 02/14/01, that they are not impeded of doing business or the administration of the merchant guild, due to criminal condemnation, having also presented, in order to comply with the contents of CVM's Instruction n(0) 367, dated 05.29.02, written statements in accordance with the terms of the referred Instruction, which were filed at the Company's

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headquarters. II) CLOSING OF THE MINUTES - Since there was nothing else to be said, the present minutes was recorded and, after having been read, discussed and considered to be according, it is signed by all Councilors present, by the President and by the Secretary of the Meeting. Camacari/BA, August 16th, 2002. (Signatures: Pedro Augusto Ribeiro Novis - President; Ana Patricia Soares Nogueira - Secretary; Alberto da Fonseca Guimaraes (for Edmundo Jose Correia Aires); Alvaro Fernandes da Cunha Filho; Carlos Mariani Bittencourt; Claudio Jose Goncalves Guerreiro; Edmundo Jose Correia Aires; Jose de Freitas Mascarenhas; Luiz Fernando Cirne Lima (for Newton Sergio de Souza); Newton Sergio de Souza; Pedro Henrique Mariani Bittencourt; Ricardo Simoes Salim.).


                Matches the original written in the proper book.



                          Ana Patricia Soares Nogueira
                                    Secretary